UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (888) 997-8732

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

               ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

               ☒       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

               ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

               ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2019, Streamline Health Solutions, Inc. (the “Company”), Streamline Health, Inc., a wholly-owned subsidiary of the Company (and together with the Company, the “Seller”), and Hyland Software, Inc. (the "Purchaser"), entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), pursuant to which, and upon the terms and subject to the conditions thereof, the Purchaser will acquire the Seller’s legacy Enterprise Content Management business (the “ECM Business”) and assume certain liabilities of the Seller for a purchase price of $16.0 million, subject to certain adjustments for customer prepayments as set forth in the Asset Purchase Agreement. The Company expects to receive net proceeds from the transaction of between approximately $13.0 - $13.5 million after transaction expenses.

The Asset Purchase Agreement contains customary representations, warranties and covenants, termination rights, as well as indemnification provisions subject to specified limitations. The indemnification obligations under the Asset Purchase Agreement will be secured by the Purchaser depositing $800,000 into a third party escrow account, with a scheduled release date on the 15-month anniversary of the Closing. In addition, for a period of five years after the Closing, the Seller has agreed not to compete or engage in any business competing with the ECM Business.

The completion of the transaction is subject to certain customary closing conditions, including the receipt of approval of the Company’s stockholders.

The Asset Purchase Agreement has been unanimously approved by the Company's board of directors. The Company expects the transaction to close on or around the end of the Company's fiscal year 2019, or January 31, 2019.

The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement (including any amendments or supplements thereto) carefully and in its entirety, as well as any other relevant documents filed with the SEC in connection with the proposed transaction or incorporated by reference therein, when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders will be able to obtain a copy of the proxy statement and other documents filed by the Company with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, http://investor.streamlinehealth.net.

Certain Information Regarding Participants

The Company and its directors and executive officers and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended January 31, 2019, filed with the SEC on April 22, 2019 and the proxy statement for its 2019 annual meeting of stockholders, filed with the SEC on April 22, 2019. Additional information regarding potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents to be filed by the Company with the SEC in respect of the proposed transaction when they become available.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1*	Asset Purchase Agreement, dated December 17, 2019, by and among the Company, Streamline Health, Inc., and Hyland Software, Inc.

99.1	Press Release Announcing Asset Purchase Agreement, dated December 18, 2019.

*          Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: December 18, 2019	By:	/s/ Thomas J. Gibson
	Name:	Thomas J. Gibson
	Title:	Chief Financial Officer